                                                                       Exhibit 3

                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             FALCON PRODUCTS, INC.

                             SY ACQUISITION, INC.

                                      AND

                       SHELBY WILLIAMS INDUSTRIES, INC.











                            Dated as of May 5, 1999

                               TABLE OF CONTENTS
                         AGREEMENT AND PLAN OF MERGER

                                                                                                                Page
ARTICLE I          THE OFFER..................................................................................   1
 Section 1.1       The Offer..................................................................................   1
 Section 1.2       Shelby Williams Actions....................................................................   3
 Section 1.3       Directors..................................................................................   4

ARTICLE II         THE MERGER.................................................................................   5
 Section 2.1       The Merger.................................................................................   5
 Section 2.2       Closing....................................................................................   5
 Section 2.3       Effective Time.............................................................................   5
 Section 2.4       Effects of the Merger......................................................................   6
 Section 2.5       Certificate of Incorporation; Bylaws.......................................................   6
 Section 2.6       Directors and Officers.....................................................................   6

ARTICLE III        MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER; DISSENTING SHARES   6
 Section 3.1       Consideration for the Merger; Conversion or Cancellation of Shares in the Merger...........   6
 Section 3.2       Stockholders Meeting.......................................................................   7
 Section 3.3       Payment for Shares in the Merger...........................................................   8
 Section 3.4       Transfer of Shares After the Effective Time................................................   9
 Section 3.5       Stock Options and Associate Purchase Plan..................................................   9
 Section 3.6       Dissenting Shares..........................................................................   9

ARTICLE IV         REPRESENTATIONS AND WARRANTIES OF SHELBY WILLIAMS..........................................  10
 Section 4.1       Organization, Qualification, Etc...........................................................  10
 Section 4.2       Capital Stock..............................................................................  11
 Section 4.3       Corporate Authority Relative to this Agreement; No Violation; No Conflict..................  11
 Section 4.4       Reports and Financial Statements; Corporate Records........................................  12
 Section 4.5       No Undisclosed Liabilities.................................................................  13
 Section 4.6       No Violation of Law........................................................................  13
 Section 4.7       Environmental Laws and Regulations.........................................................  13
 Section 4.8       Employee Matters; ERISA....................................................................  13
 Section 4.9       Absence of Certain Changes or Events.......................................................  15
 Section 4.10      Investigations; Litigation.................................................................  15
 Section 4.11      Proxy Statement; Offer Documents; Schedule 14D-9; Proxy Statement..........................  16
 Section 4.12      Y2K Compliance.............................................................................  16
 Section 4.13      Takeover Laws..............................................................................  16
 Section 4.14      Tax Matters................................................................................  17

                                      (i)

 Section 4.15      Opinion of Financial Advisor...............................................................  18
 Section 4.16      Required Vote of Shelby Williams Stockholders..............................................  18
 Section 4.17      Labor Matters..............................................................................  18
 Section 4.18      Certain Agreements.........................................................................  19
 Section 4.19      Title to Assets; Liens.....................................................................  19
 Section 4.20      Insurance..................................................................................  20
 Section 4.21      Intellectual Property......................................................................  20

ARTICLE V          REPRESENTATIONS AND WARRANTIES OF FALCON AND SUB...........................................  21
 Section 5.1       Organization, Qualification, Etc...........................................................  21
 Section 5.2       Corporate Authority Relative to this Agreement; No Violation; No Conflict..................  22
 Section 5.3       Financing..................................................................................  22
 Section 5.4       Offer Documents; Schedule 14D-9; Proxy Statement...........................................  23
 Section 5.5       Lack of Ownership of Shares................................................................  23
 Section 5.6       Solvency...................................................................................  23

ARTICLE VI         COVENANTS AND AGREEMENTS...................................................................  23
 Section 6.1       Conduct of Business by Shelby Williams.....................................................  23
 Section 6.2       Investigation..............................................................................  26
 Section 6.3       Obligations of Falcon and Sub..............................................................  26
 Section 6.4       [Intentionally Omitted]....................................................................  27
 Section 6.5       Employee Benefit Plans.....................................................................  27
 Section 6.6       Filings; Other Action......................................................................  27
 Section 6.7       Further Assurances.........................................................................  28
 Section 6.8       No Solicitation............................................................................  28
 Section 6.9       Public Announcements.......................................................................  30
 Section 6.10      Indemnification and Insurance..............................................................  30
 Section 6.11      Additional Reports.........................................................................  31
 Section 6.12      Notifications..............................................................................  31
 Section 6.13      Employment Agreements......................................................................  31
 Section 6.14      Termination of ESOP........................................................................  32

ARTICLE VII        CONDITIONS TO THE MERGER...................................................................  32
 Section 7.1       Conditions to Each Party's Obligation to Effect the Merger.................................  32

ARTICLE VIII       TERMINATION, WAIVER, AMENDMENT AND CLOSING.................................................  32
 Section 8.1       Termination or Abandonment.................................................................  32
 Section 8.2       Effect of Termination......................................................................  34
 Section 8.3       Amendment or Supplement....................................................................  35
 Section 8.4       Extension of Time, Waiver, Etc.............................................................  35

ARTICLE IX         MISCELLANEOUS..............................................................................  35
 Section 9.1       No Survival of Representations and Warranties..............................................  35
 Section 9.2       Expenses...................................................................................  35
 Section 9.3       Counterparts; Effectiveness................................................................  36

                                     (ii)

 Section 9.4       Governing Law..............................................................................  36
 Section 9.5       Notices....................................................................................  36
 Section 9.6       Assignment; Binding Effect.................................................................  37
 Section 9.7       Severability...............................................................................  37
 Section 9.8       Enforcement of Agreement...................................................................  37
 Section 9.9       Miscellaneous..............................................................................  37
 Section 9.10      Headings...................................................................................  37
 Section 9.11      Certain Defined Terms......................................................................  38
 Section 9.12      Finders or Brokers.........................................................................  38

ANNEX A Certain Conditions of the Offer.......................................................................   1

                                     (iii)

                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of May 5, 1999 (this "Agreement"), is among FALCON PRODUCTS, INC., a Delaware corporation ("Falcon"), SY ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of Falcon ("Sub"), and SHELBY WILLIAMS INDUSTRIES, INC., a Delaware corporation ("Shelby Williams").

     WHEREAS, the Board of Directors of each of Falcon, Sub, and Shelby Williams, has, subject to the conditions set forth in this Agreement, unanimously determined that it is in the best interests of its stockholders for Sub to acquire Shelby Williams on the terms and subject to the conditions set forth herein; and

     WHEREAS, in furtherance thereof, it is proposed that Sub shall make a cash tender offer (the "Offer") to acquire all of the outstanding shares (the "Shares") of Common Stock, par value $ .05 per share (the "Shelby Williams Common Stock"), of Shelby Williams, at a price of $16.50 per share (such amount, or any greater amount per share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, in accordance with the terms and subject to the conditions of this Agreement; and

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to Falcon's and Sub's willingness to enter into this Agreement, Falcon and Sub have entered into separate Stockholder Agreements, dated as of the date hereof (the "Stockholder Agreements"), with each of the Principal Stockholders (as hereinafter defined), pursuant to which each Principal Stockholder has agreed, among other things, to tender all Shares owned by such Principal Stockholder pursuant to the Offer and to vote such Shares in favor of the Merger; and

     WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger (as hereinafter defined) and also to prescribe various conditions to the Offer and the Merger.

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I
                                   THE OFFER

     SECTION 1.1  THE OFFER.
     ----------------------

     (a) Unless this Agreement has been terminated in accordance with Section 8.1, Sub shall commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Offer as promptly as practicable (but in no event later than the fifth business day from and including the date of initial public announcement of this Agreement). Sub shall accept for payment Shares which have been validly tendered and not withdrawn pursuant to the Offer following expiration of the Offer promptly following the time that all conditions to the Offer shall have been satisfied or waived by Sub, except that the

Minimum Condition (as hereinafter defined) may not be waived. The obligation of Sub to accept for payment, purchase and pay for Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Annex A and to the
                                                           -------
further condition that a number of Shares which, together with any Shares beneficially owned by Falcon or Sub, represent not less than a majority of the Shares then outstanding on a Fully Diluted Basis (as hereinafter defined) shall have been validly tendered and not withdrawn prior to the final expiration date of the Offer (the "Minimum Condition"). "Fully Diluted Basis" means, as of any time, all of the Shares plus all shares of Shelby Williams Common Stock required to be issued or issuable pursuant to options, warrants, securities or obligations of any kind under employee stock or similar benefit plans or otherwise, whether or not vested or exercisable. Unless previously approved by Shelby Williams in writing, no change in the Offer may be made (i) which decreases the price per Share payable in the Offer, (ii) which changes the form of consideration to be paid in the Offer, (iii) which reduces the maximum number of Shares to be purchased in the Offer or the Minimum Condition, (iv) which imposes conditions to the Offer in addition to those set forth in Annex A hereto
                                                                  -------
or which modifies the conditions set forth in Annex A in a manner adverse to the
                                              -------
holders of Shares, (v) which amends any other term of the Offer in a manner adverse to the holders of the Shares, or (vi) extends the expiration of the Offer beyond the scheduled expiration date (the initial scheduled expiration date being 20 business days following commencement of the Offer); provided, however, that notwithstanding the foregoing, subject to Section 8.1, if the conditions set forth in Annex A are not satisfied or, to the extent permitted by
                        -------
this Agreement, waived by Falcon, Falcon will extend the Offer from time to time for the shortest time periods permitted by law and which it reasonably believes are necessary until the consummation of the Offer; and provided further, that Falcon and Sub shall have the right to extend the Offer for up to ten business days after the initial scheduled expiration date notwithstanding the prior satisfaction of the conditions set forth in Annex A. Subject to the terms and
                                            -------
conditions of the Offer and this Agreement, Sub shall, and Falcon shall cause Sub to, pay for all Shares validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

     (b) As soon as practicable on the date of commencement of the Offer, Falcon and Sub shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with any supplement or amendments thereto, the "Schedule 14D-1"). The
Schedule 14D-1 will include, as exhibits, the Offer to Purchase, form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). The Offer Documents will comply in all material respects as to form with the requirements of applicable federal securities laws. Falcon, Sub and Shelby Williams each agree promptly to correct any information provided by them for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Falcon and Sub agree to take all steps necessary to cause the Offer Documents and any amendments or supplements thereto to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Shelby Williams and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and any amendments thereto in each case prior to the filing thereof with the SEC. Falcon and Sub agree to provide Shelby Williams and its counsel a written copy of any comments or other communications (whether written or oral) that Falcon, Sub or their counsel may receive from time to time from the SEC or its Staff with respect to the Offer Documents as soon as practicable after receipt thereof.

     SECTION 1.2  SHELBY WILLIAMS ACTIONS.
     ------------------------------------

     (a) Shelby Williams hereby approves of and consents to the Offer and represents that its Board of Directors, including all of the disinterested directors, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, (i) approved this Agreement and the transactions contemplated hereby (including, without limitation, the Offer, the Merger, the Stockholder Agreements, and the transactions contemplated thereby), and such approval constitutes approval of this Agreement and the transactions contemplated hereby (including, without limitation, the Offer, the Merger, the Stockholder Agreements, and the transactions contemplated thereby), for purposes of Section 203 of the Delaware General Corporation Law, as amended (the "DGCL"), such that it will not apply to the transactions contemplated by this Agreement (including, without limitation, the Offer, the Merger, the Stockholder Agreements, and the transactions contemplated thereby); (ii) unanimously determined that each of the Offer and the Merger are fair to and in the best interests of Shelby Williams and Shelby Williams's stockholders; and (iii) resolved to recommend that the stockholders of Shelby Williams accept the Offer, tender their Shares thereunder to Sub and approve and adopt this Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended if the Board of Directors of Shelby Williams determines in good faith, based on advice of its outside counsel, that such action is necessary in order for the Board to comply with its obligations or duties to Shelby Williams or its stockholders under applicable law. Shelby Williams consents to the inclusion of such recommendation and approval in the Offer Documents, subject to Shelby Williams's right to withdraw, modify or amend its recommendation.

     (b)  Shelby Williams hereby agrees to file with the SEC, on the date the
Schedule 14D-1 is filed with the SEC, a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendation described in Section 1.2(a). The
Schedule 14D-9 will comply in all material respects as to form with the requirements of applicable federal securities laws. Shelby Williams, Falcon, and Sub each agree promptly to correct any information provided by them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and Shelby Williams further agrees to take all steps necessary to cause the Schedule 14D-9 and any amendments or supplements thereto to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Notwithstanding anything to the contrary in this Agreement, the Board of Directors may withdraw, modify or amend its recommendation if the Board of Directors of Shelby Williams reasonably determines in good faith, based on advice of its outside counsel, that such action is necessary in order for the Board to comply with its obligations or duties to Shelby Williams or its stockholders under applicable law. Falcon and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments thereto in each case prior to the filing thereof with the SEC. Shelby Williams agrees to provide Falcon and Sub and their counsel a written copy of any comments or other communications (whether written or oral) that Shelby Williams or its counsel may receive from time to time from the SEC or its Staff with respect to the Schedule 14D-9 as soon as practicable after receipt thereof.

     (c) In connection with the Offer, Shelby Williams will cause its transfer agent promptly to furnish Falcon and Sub with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Sub with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as Sub or its agents may reasonably request in communicating, and advocating acceptance of the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents, Falcon and Sub shall hold such listings and other information in confidence and in accordance with the terms of the Shelby Williams Confidentiality Agreement (as hereinafter defined), and shall use the information contained in any such labels, listings and files only in connection with the Offer and the Merger, and, if this Agreement is terminated, will deliver to Shelby Williams all copies of such information (and extracts and summaries thereof) then in their or their agent's or advisor's possession in accordance with the terms of the Shelby Williams Confidentiality Agreement.

     SECTION 1.3  DIRECTORS.
     -----------------------

     (a) Promptly upon the purchase of and payment for any Shares by Falcon or any of its Subsidiaries which represent at least a majority of the outstanding Shares on a fully diluted basis, Falcon shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of Shelby Williams as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Falcon pursuant to this sentence) multiplied by the percentage that the number of Shares so purchased bears to the total number of Shares then outstanding on a Fully Diluted Basis. In furtherance thereof, Shelby Williams shall, upon request of Sub, use its best efforts promptly either (at Shelby Williams's election) to increase the size of its Board of Directors or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Falcon's designees to be so elected to Shelby Williams's Board, and shall take all actions available to Shelby Williams to cause Falcon's designees to be so elected. At such time, Shelby Williams shall, if requested by Falcon, also cause persons designated by Falcon to constitute at least the same percentage (rounded up to the next whole number) as is on Shelby Williams's Board of Directors of
(i) each committee of Shelby Williams's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary (as defined in Section 9.11) of Shelby Williams and (iii) each committee (or similar body) of each such board.

     (b) Shelby Williams's obligations to appoint designees to the Board of Directors of Shelby Williams shall be subject to Section 14(f) of the Exchange Act. At the request and expense of Falcon, Shelby Williams shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to stockholders the information required by such
Section 14(f) and Rule 14f-1 as is necessary to enable Falcon's designees to be elected to Shelby Williams's Board of Directors. Falcon will provide to Shelby Williams in writing and be solely responsible for all information required by such Section 14(f) and Rule 14f-1 with respect to its nominees, officers, directors and affiliates.

     (c) If Falcon's designees are elected or appointed to Shelby Williams's Board of Directors, until the Effective Time (as defined in Section 2.3), Shelby Williams's Board shall include at least two directors who are directors on the date hereof (the "Independent Directors"), provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be stockholders, affiliates or associates of Falcon or Sub and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Falcon's designees are elected to Shelby Williams's Board, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required and shall be sufficient to authorize any termination of this Agreement by Shelby Williams, any amendment of this Agreement requiring action by the Board of Directors of Shelby Williams, any extension of time for the performance of any of the obligations or other acts of Falcon or Sub under this Agreement, any waiver of compliance with any of the agreements or conditions under this Agreement for the benefit of Shelby Williams, any action to seek to enforce any obligation of Falcon or Sub under this Agreement and any other action by Shelby Williams's Board of Directors under or in connection with this Agreement. The Independent Directors shall be appointed as a Special Committee of the Shelby Williams Board of Directors and shall have full power solely with respect to the matters set forth in the previous sentence to be approved by the Independent Directors. In connection herewith, the Independent Directors (in their capacity as the Special Committee) shall be authorized, on behalf of and at the expense of Shelby Williams, to retain legal advisors.

                                  ARTICLE II
                                  THE MERGER

     SECTION 2.1  THE MERGER.  Upon the terms and subject to the conditions set
     -----------------------
forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into Shelby Williams (the "Merger") at the Effective Time. As of the Effective Time, the separate corporate existence of Sub shall cease and Shelby Williams shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

     SECTION 2.2  CLOSING.  The closing of the Merger (the "Closing") will take
     ---------------------
place at a location mutually acceptable to the parties hereto at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the first business day after satisfaction or waiver of the conditions set forth in Article VII, unless another time or date is agreed to by the parties hereto.

     SECTION 2.3  EFFECTIVE TIME.  Subject to the provisions of this Agreement,
     ----------------------------
as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Delaware Secretary of State accepts the Certificate of Merger for record, or at such subsequent date or time as Falcon and Shelby Williams shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     SECTION 2.4  EFFECTS OF THE MERGER.  The Merger shall have the effects set
     -----------------------------------
forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of Shelby Williams and Sub shall vest in the Surviving Corporation, and all liabilities and obligations of Shelby Williams and Sub shall become liabilities and obligations of the Surviving Corporation.

     SECTION 2.5  CERTIFICATE OF INCORPORATION; BYLAWS.  The Certificate of
     --------------------------------------------------
Incorporation of Sub, as in effect immediately prior to the execution of this Agreement, shall be the Certificate of Incorporation of the Surviving Corporation except that Article FIRST thereof shall read as follows: "FIRST: The name of the corporation is "Shelby Williams Industries, Inc." and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation. The bylaws of Sub, as in effect immediately prior to the execution of this Agreement, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 2.6  DIRECTORS AND OFFICERS.  The directors of Sub at the Effective
     ------------------------------------
Time shall be the directors of the Surviving Corporation and the officers of Sub at the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

                                  ARTICLE III
                      MERGER CONSIDERATION; CONVERSION OR
                     CANCELLATION OF SHARES IN THE MERGER;
                               DISSENTING SHARES

     SECTION 3.1  CONSIDERATION FOR THE MERGER; CONVERSION OR CANCELLATION OF
     ------------------------------------------------------------------------
SHARES IN THE MERGER.  At the Effective Time, by virtue of the Merger and
---------------------
without any action on the part of the holders of any Shares or capital stock of
Sub:

     (a) Each Share that is issued and outstanding immediately prior to the Effective Time other than Dissenting Shares (as defined in Section 3.6) and Shares owned by Falcon, Sub or any direct or indirect wholly-owned subsidiary of Falcon (collectively, "Falcon Companies") or any of Shelby Williams's direct or indirect wholly-owned subsidiaries or shares held in the treasury of Shelby Williams shall, by virtue of the Merger and without any action on the part of Sub, Shelby Williams or the holder thereof, be cancelled and extinguished and converted into the right to receive the Per Share Amount in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, less any applicable withholding of taxes, upon the surrender of the certificate formerly representing such Share in the manner provided in Section 3.3.

     (b) Each Share issued and outstanding and owned by any of the Falcon Companies other than Sub or any of Shelby Williams's direct or indirect wholly owned subsidiaries or authorized but unissued shares held by Shelby Williams immediately prior to the Effective Time shall cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

     (c) Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

     SECTION 3.2  STOCKHOLDERS MEETING.  Shelby Williams, acting through its
     ----------------------------------
Board of Directors, shall, if required by applicable law in order to consummate the Merger:

          (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders Meeting"), to be held as soon as practicable after Sub shall have purchased Shares pursuant to the Offer, for the purpose of considering and taking action upon this Agreement;

          (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and include in any preliminary or definitive proxy statement or information statement with respect to the Stockholders' Meeting (the "Proxy Statement"), the recommendation of the Board of Directors that stockholders of Shelby Williams vote in favor of the approval of this Agreement and the transactions contemplated hereby unless the Board of Directors of Shelby Williams determines in good faith, based on advice of its outside counsel, that not taking any such action is necessary in order for the Board of Directors of Shelby Williams to comply with its obligations or duties to Shelby Williams or its stockholders under applicable law; and

          (iii) use all reasonable efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Falcon and Sub, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the expiration or termination of the Offer and obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby unless the Board of Directors of Shelby Williams determines in good faith, based on advice of its outside counsel, that not taking any such action is necessary in order for the Board of Directors of Shelby Williams to comply with its obligations or duties to Shelby Williams or its stockholders under applicable law.

     (a) Falcon agrees that it will provide Shelby Williams with the information concerning Falcon and Sub required by applicable law to be included in the Proxy Statement.

     Shelby Williams and Falcon agree to use commercially reasonable efforts to cause the Special Meeting to occur within 90 days after the purchase of Shares pursuant to the Offer. At the Stockholders' Meeting, Falcon, Sub, and their affiliates will vote all Shares owned by them in favor of approval of this Agreement and the transactions contemplated hereby.

     (b) Notwithstanding the foregoing, if Falcon, Sub, and any of their Subsidiaries shall acquire at least 90% of the then outstanding Shares, the parties hereto agree, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective in accordance with
Section 253 of the DGCL as soon as practicable after such acquisition, without a meeting of the stockholders of Shelby Williams.

     SECTION 3.3  PAYMENT FOR SHARES IN THE MERGER. The manner of making payment
     ----------------------------------------------
for Shares in the Merger shall be as follows:

     (a) At or prior to the Effective Time, Falcon shall deposit with or for the account of a bank or trust company having net capital of not less than $100,000,000 and designated by Falcon (the "Payment Agent"), for the benefit of the holders of Shares, the funds necessary to make the payments contemplated by
Section 3.1 (the "Payment Fund"). The Payment Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Payment Fund.

     (b) As soon as practicable after the Effective Time, but in any event no later than five (5) business days thereafter, the Payment Agent shall mail to each holder of record (other than holders of certificates representing Shares referred to in Section 3.1(b)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Payment Agent and shall be in such form and have such other customary provisions as Falcon shall specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Payment Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Payment Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration without any interest thereon, less any applicable withholding of taxes, and the Certificate so surrendered shall forthwith be canceled. The Merger Consideration with respect to the Shares represented thereby may be paid to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other nonincome taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder or establish to the satisfaction of the Payment Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender thereof, the Merger Consideration with respect to each of the Shares represented thereby, without interest.

     (c) Any portion of the Payment Fund which remains undistributed to the holders of the Certificates as of the date which is one year after the Effective Time shall be delivered to Falcon, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to Falcon or the Surviving Corporation for payment of their claim for Merger Consideration.

     (d) None of Falcon, Shelby Williams, Sub or the Payment Agent shall be liable to any person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any governmental body or authority), any such Merger Consideration, to the extent permitted by applicable law, shall become the property of the Surviving Corporation, free and clear of all claims and interest of any person previously entitled thereto.

     (e) The Payment Agent shall invest any cash included in the Payment Fund on a daily basis as directed by Falcon. Any interest and other income resulting from such investments shall be paid to Falcon.

     (f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Payment Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

     SECTION 3.4  TRANSFER OF SHARES AFTER THE EFFECTIVE TIME. At the Effective
     --------------------------------------------------------
Time, the stock transfer books of Shelby Williams shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Payment Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

     SECTION 3.5  STOCK OPTIONS AND ASSOCIATE PURCHASE PLAN.
     ------------------------------------------------------

     (a) Each option granted to a Shelby Williams employee, consultant or director to acquire shares of Shelby Williams Common Stock ("Option") that is outstanding immediately prior to the purchase of Shares pursuant to the Offer (irrespective of whether such Options are then exercisable) shall, on the fifth business day after the purchase by Sub of Shares pursuant to the Offer, be cancelled in exchange for a single lump sum cash payment equal to the product of
(i) the number of shares of Shelby Williams Common Stock subject to such Option and (ii) the excess of the Per Share Amount over the exercise price per share of such Option.

     (b) Except as set forth in Section 3.5(a), each Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall, effective as of the Effective Time, be cancelled and no payments shall be made with respect thereto.

     (c) Not later than the twentieth business day following the commencement of the Offer, Shelby Williams shall have taken all required actions so that following the purchase of Shares pursuant to the Offer, no holder of stock options will have any right to receive shares of Shelby Williams Common Stock upon exercise of a stock option.

     SECTION 3.6  DISSENTING SHARES. Notwithstanding anything in this Agreement
     ------------------------------
to the contrary, any Shares which are held by stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of
Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or be exchanged for the right to receive the Merger Consideration, but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall be entitled to the Merger Consideration in accordance with Section 3.3. Shelby Williams shall give prompt notice to Sub and Falcon of any demands received by Shelby Williams for appraisal of Shares, and Sub and Falcon shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Shelby Williams shall not, except with the prior written consent of Sub and Falcon, make any payments with respect to, or settle or offer to settle, any such demands.

                                  ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF SHELBY WILLIAMS

     Shelby Williams represents and warrants to Falcon and Sub that, except as set forth in the Disclosure Schedule attached to and made a part of this Agreement, all of the statements contained in this Article IV are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date). Each exception set forth in the Disclosure Schedule and each other response to this Agreement set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, one or more specific sections of this Agreement. Each such exception or response may be deemed to be an exception or response to one or more other sections only if the level of particularity or manner of disclosure of the fact or item expressly disclosed would permit a reasonable person to find such disclosure relevant to another section.

     SECTION 4.1  ORGANIZATION, QUALIFICATION, ETC. Shelby Williams is a
     ---------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on Shelby Williams. As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to Shelby Williams or Falcon, as the case may be, means a Material Adverse Effect on the assets, business, results of operations or financial condition of Shelby Williams and its Subsidiaries (as defined in Section 9.11), taken as a whole or Falcon and its Subsidiaries, taken as a whole, as the case may be. Shelby Williams has heretofore furnished, or otherwise made available, to Falcon a complete and correct copy, as applicable, of the Certificate or Articles of Incorporation and the Bylaws, each as amended to, and in full force and effect as of, the date hereof, of Shelby Williams and each of its Subsidiaries. Neither Shelby Williams nor any of its Subsidiaries is in violation of any of the provisions of its Certificate or Articles of Incorporation or By-laws.

     (a) Shelby Williams does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture, or other entity or enterprise, except for the Subsidiaries. Shelby Williams is not subject to any corporate or contractual obligation or requirement to make any investment, loan or capital contribution to any corporation, partnership, joint venture or other entity or enterprise, other than its Subsidiaries. Each of Shelby Williams's Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Shelby Williams. All the outstanding shares of capital stock of, or other ownership interests in, Shelby Williams's Subsidiaries are validly issued, fully paid and non-assessable and are owned by Shelby Williams, directly or indirectly, free and clear of all liens, claims, charges or encumbrances. There are no existing subscriptions, options, warrants, rights of first refusal, preemptive rights, calls, commitments, agreements or conversion rights of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of Shelby Williams.

     SECTION 4.2  CAPITAL STOCK.
     --------------------------

     (a) The authorized stock of Shelby Williams consists of 30,000,000 shares of common stock, par value $.05 per share ("Shelby Williams Common Stock"). As of March 10, 1999, there were 8,761,417 shares of Shelby Williams Common Stock issued and outstanding. All the outstanding shares of Shelby Williams Common Stock have been validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights. As of the date of this Agreement, there were no outstanding subscriptions, options, warrants, rights or other arrangements (including, without limitation, any stockholders' rights plan) or commitments obligating Shelby Williams to issue any shares of its capital stock nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Shelby Williams, and Shelby Williams has no obligations of any kind to issue any additional securities other than options and other rights to receive or acquire not in excess of 227,801 shares of Shelby Williams Common Stock granted on or prior to December 31, 1998, pursuant to employee incentive or benefit plans, programs and arrangements and non-employee director plans.

     (b) Except for the issuance of shares of Shelby Williams Common Stock pursuant to the options referred to in the last sentence of Section 4.2(a) and except as permitted in Section 6.1(i), since March 10, 1999, no shares of Shelby Williams Common Stock have been issued.

     (c) The issuance and sale of all of the outstanding shares of capital stock described in this Section 4.2 have been in compliance with federal and state securities laws. There are no outstanding obligations of Shelby Williams to repurchase, redeem or otherwise acquire any shares of capital stock of Shelby Williams and no person has any right to cause Shelby Williams to repurchase, redeem or otherwise acquire any shares of capital stock of Shelby Williams.

     SECTION 4.3  CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATION;
     -------------------------------------------------------------------------
NO CONFLICT. Shelby Williams has the corporate power and authority necessary to
-----------
enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Shelby Williams and, except, with respect to the Merger, for the approval of its stockholders, no other corporate proceedings on the part of Shelby Williams are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Shelby Williams and, assuming this Agreement constitutes a valid and binding Agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of Shelby Williams, enforceable against Shelby Williams in accordance with its terms. Other than in connection with or in compliance with the provisions of the DGCL (including the approval of the Merger by the stockholders of Shelby Williams), the Exchange Act, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (collectively, the "Shelby Williams Required Approvals"), no authorization, consent or approval of, or filing by Shelby Williams with, any governmental body or authority or other person is necessary for the execution and delivery of this Agreement or for the consummation by Shelby Williams of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Shelby Williams nor the consummation by Shelby Williams of the transactions contemplated by this Agreement will (a) result in a breach or violation of the organizational documents of Shelby Williams or of any of Shelby Williams's Subsidiaries; (b) result in a breach or violation of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or modify, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Shelby Williams or any of Shelby Williams's Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease or other instrument or obligation to which Shelby Williams or any of its Subsidiaries is a party; (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Shelby Williams or any of its Subsidiaries or any of the properties or assets of any of them; or
(d) give any governmental body or authority the right to revoke, withdraw, suspend, cancel, terminate or modify any governmental authorization held by Shelby Williams or any of its Subsidiaries.

     SECTION 4.4  REPORTS AND FINANCIAL STATEMENTS; CORPORATE RECORDS. Shelby
     ----------------------------------------------------------------
Williams has previously made available to Falcon true and complete copies of:
(i) Shelby Williams's Annual Reports on Form 10-K filed with the SEC for each of the years ended December 31, 1996 through 1998 (the "Annual Reports"); (ii) each definitive proxy statement filed by Shelby Williams with the SEC from December 31, 1995 until the date of this Agreement (the "Proxy Statements"); (iii) each final prospectus filed by Shelby Williams with the SEC from December 31, 1996 until the date of this Agreement ("Prospectuses"); and (iv) all Current Reports on Form 8-K filed by Shelby Williams with the SEC since the end of its last fiscal year until the date of this Agreement ("Current Reports").

     (a) All of the Shelby Williams Annual Reports, Proxy Statements, Prospectuses, and Current Reports (collectively, the "Shelby Williams SEC Reports") at the time filed (and in the case of registration statements and proxy statements, on the dates of their effectiveness and the dates of mailing, respectively) (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Shelby Williams SEC Reports (including any related notes and schedules) fairly present the financial position of Shelby Williams and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto or in the case of unaudited statements, as permitted by the rules of the SEC or Form 10-Q). Since December 31, 1995, Shelby Williams has timely filed all reports, registration statements and other filings required to be filed by it with the SEC under the Exchange Act, the Securities Act and the rules and regulations of the SEC.

     (b) The minute books of Shelby Williams and each of Shelby Williams's corporate Subsidiaries contain accurate records of all meetings held of, and corporate action taken by, the stockholders and the Board of Directors of such companies, and no meeting of any such stockholders or Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books.

     SECTION 4.5  NO UNDISCLOSED LIABILITIES. As of the date hereof, neither
     ---------------------------------------
Shelby Williams nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Shelby Williams, except liabilities or obligations (a) reflected in any of the Shelby Williams SEC Reports filed prior to the date of this Agreement, or (b) incurred in the ordinary course of business since December 31, 1998.

     SECTION 4.6  NO VIOLATION OF LAW. The businesses of Shelby Williams and its
     --------------------------------
Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority or any judgment, decision or order entered by any governmental authority.

     SECTION 4.7  ENVIRONMENTAL LAWS AND REGULATIONS. As of the date hereof (a)
     -----------------------------------------------
Shelby Williams and each of its Subsidiaries is in compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by Shelby Williams and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (b) neither Shelby Williams nor any of its Subsidiaries has received written notice of, or, to the knowledge of Shelby Williams, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person alleging liability under or non-compliance with any Environmental Law ("Environmental Claims"); and (c) to the knowledge of Shelby Williams, there are no circumstances that are reasonably likely to prevent or interfere with such compliance in the future. There are no past or present actions or activities, including, without limitation, the release, emission, discharge or disposal of any Hazardous Material at any site presently owned by Shelby Williams or its Subsidiaries or used in the conduct of their business, that could form the basis of any claim against Shelby Williams or its Subsidiaries under Environmental Laws. For purposes of this Section 4.7, "Hazardous Material" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products and any other substance or material regulated as toxic or hazardous pursuant to any Environmental Law.

     SECTION 4.8  EMPLOYEE MATTERS; ERISA. Set forth in Shelby Williams's
     ------------------------------------
Disclosure Schedule is a true and complete list of all material employee benefit plans maintained or contributed to as of the date hereof by Shelby Williams or any of its Subsidiaries covering their present and former employees or directors or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plan within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any deferred compensation, bonus, stock option, restricted stock, incentive compensation, severance or change in control agreement or plan, and any other material benefit arrangement or payroll practice (collectively, the "Shelby Williams Benefit Plans").

     (a) All contributions and other payments required to be made by Shelby Williams to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Shelby Williams SEC Reports.

     (b) Each of the Shelby Williams Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has received a favorable determination letter from the Internal Revenue Service (the "IRS") as to such qualified status.

     (c) All Shelby Williams Benefit Plans are in compliance with all applicable provisions of ERISA and the Code, and Shelby Williams and its Subsidiaries do not have any liabilities or obligations with respect to any Shelby Williams Benefit Plan, whether or not accrued, contingent or otherwise.

     (d) With respect to Shelby Williams Benefit Plans, individually and in the aggregate, no event has occurred and, to Shelby Williams's knowledge, there does not now exist any condition or set of circumstances that could subject Shelby Williams or any of its Subsidiaries to any material liability arising under ERISA or the Code (including, without limitation, any liability to any such plan or the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which Shelby Williams or any of its Subsidiaries is a party, except liability for benefit claims and funding obligations payable in the ordinary course.

     (e) None of the Shelby Williams Benefit Plans that are "welfare plans" within the meaning of Section 3(1) of ERISA provides for any retiree benefits other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA.

     (f) Except as provided in the termination benefit agreements listed and identified as such in Shelby Williams's Disclosure Schedule which are in effect on the date hereof (the "Change of Control Employment Agreements"), the consummation or announcement of any transaction contemplated by this Agreement will not (whether alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from Shelby Williams or any of its Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any Shelby Williams Benefit Plan being established or becoming accelerated, vested or payable. Neither Shelby Williams nor any of its Subsidiaries is a party to (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any current or former officer, director or employee (whether or not characterized as a plan for purposes of ERISA), (B) any material consulting contract with any person who prior to entering into such contract was a director or officer of Shelby Williams or any of its Subsidiaries, or (C) any plan, agreement, arrangement or understanding similar to any of the items described in clause (A) or (B) of this sentence.

     (g) The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in the disqualification of any of the Shelby Williams Benefit Plans intended to be qualified under, result in a prohibited transaction or breach of fiduciary duty under, or otherwise violate, ERISA or the Code.

     (h) Neither Shelby Williams nor any of its Subsidiaries nor any of their directors, officers, employees or agents, nor any "party in interest" or "disqualified person," as such terms are defined in Section 3 of ERISA and
Section 4975 of the Code has, with respect to any Shelby Williams Benefit Plan, engaged in or been a party to any "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA which is not otherwise exempt, which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code or which could constitute a breach of fiduciary duty, in each case applicable to Shelby Williams.

     (i) No Shelby Williams Benefit Plan subject to Section 412 of the Code has incurred any now existing "accumulated funding deficiency" (as defined in ERISA), whether or not waived. Neither Shelby Williams nor any of its Subsidiaries has incurred, and none of such entities reasonably expects to incur, any material liability to the PBGC with respect to any Shelby Williams Benefit Plan. Neither Shelby Williams nor any of its Subsidiaries is a party to, and neither has incurred or reasonably expects to incur, any withdrawal liability with respect to any "multiemployer plan" (as defined in Section 3(37) of ERISA) for which there is any outstanding liability.

     (j) None of the assets of any of Shelby Williams Benefit Plans which hold assets are invested in securities of Shelby Williams.

     (k) Shelby Williams is in compliance with the notice provisions and all other provisions of COBRA and the Health Insurance Portability and Accountability Act of 1996.

     (l) Since December 31, 1998, no change has occurred in the base salary of any person who is a party to a Change of Control Employment Agreement.


     SECTION 4.9  ABSENCE OF CERTAIN CHANGES OR EVENTS. From December 31, 1998
     -------------------------------------------------
to the date of this Agreement, the businesses of Shelby Williams and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that has had or is reasonably likely to have a Material Adverse Effect on Shelby Williams. Since December 31, 1998, neither Shelby Williams nor any of its Subsidiaries has engaged in any transaction which, if done after the execution of this Agreement, would violate Sections 6.1(e) through (k), 6.1(n) through (q), or 6.1(s) through (u) hereof.

     SECTION 4.10 INVESTIGATIONS; LITIGATION. As of the date of this Agreement:
     ---------------------------------------

     (a) no investigation or review by any governmental body or authority with respect to Shelby Williams or any of its Subsidiaries is pending nor has any governmental body or authority notified Shelby Williams of an intention to conduct the same and, to the knowledge of Shelby Williams, no such investigation or review has been threatened; and

     (b) there are no actions, suits or proceedings pending (or, to Shelby Williams's knowledge, threatened) against or affecting Shelby Williams, its Subsidiaries, or any of the properties of any of them, at law or in equity, before any federal, state, local or foreign governmental body or authority.

     SECTION 4.11  PROXY STATEMENT; OFFER DOCUMENTS; SCHEDULE 14D-9; PROXY
     ---------------------------------------------------------------------
STATEMENT. None of the Schedule 14D-9, any information supplied in writing by
---------
Shelby Williams specifically for inclusion in the Offer Documents, and the information to be filed by Shelby Williams in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement"), shall at the each of the times the Schedule 14D-9, the Offer Documents, the Information Statement, and any amendments or supplements thereto are filed with the SEC and are first published, sent or given to stockholders of Shelby Williams, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement and the Information Statement shall not, at each of the dates any such document (or any amendment or supplement thereto) is first mailed to stockholders of Shelby Williams, with respect to the Information Statement at the time Shares are accepted for payment in the Offer, and with respect to the Proxy Statement at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement shall comply in all material respects as to form with the applicable requirements of the Exchange Act and the applicable rules and regulations thereunder. Notwithstanding the foregoing, Shelby Williams makes no representation or warranty with respect to statements made in any of the foregoing documents based on information supplied in writing by Falcon or Sub or any of their representatives specifically for inclusion therein.

     SECTION 4.12  Y2K COMPLIANCE. None of the computer software, computer
     ----------------------------
firmware, computer hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems that are used or relied on by Shelby Williams or by any of its Subsidiaries in the conduct of the businesses of any or all of them will malfunction, cease to function, generate incorrect data, or produce incorrect results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any date in the twentieth and twenty-first centuries, except where such malfunctions would not have a Material Adverse Effect on Shelby Williams.

     SECTION 4.13  TAKEOVER LAWS. Prior to the date hereof, the Board of
     ---------------------------
Directors of Shelby Williams has taken all necessary action so that the execution of this Agreement and the consummation of the transactions contemplated hereby, including the Offer, the Merger, and the Stockholder Agreements, shall be exempt under or not subject to Section 203 of the DGCL and any other state law that purports to limit or restrict business combinations or the ability to acquire shares of capital stock.

     SECTION 4.14  TAX MATTERS.
     -------------------------

     (a) (i) All Tax Returns that are required to be filed on or before the Closing Date by or with respect to Shelby Williams or any of its Subsidiaries have been or will be duly and timely filed and reflect all tax liabilities of Shelby Williams and its Subsidiaries required to be shown thereon; (ii) all Taxes which are shown to be due on any Shelby Williams Tax Returns have been or will be timely paid in full; (iii) all withholding tax requirements imposed on or with respect to Shelby Williams or any of its Subsidiaries have been satisfied in full in all respects; (iv) no action, suit, proceeding, audit, claim assessment, deficiency or adjustment has been asserted, assessed or is pending with respect to any Shelby Williams Tax Return or any of its Subsidiaries; (v) neither Shelby Williams nor any of its Subsidiaries has any liability for any Taxes in excess of amounts paid or reserves established therefor; and (vi) there is not in force any extension of time with respect to the due date for the filing of any Shelby Williams Tax Return or any waiver or agreement for any extension of time for the assessment or payment of any tax due with respect to the period covered by any Shelby Williams Tax Return and no requests for such waivers or agreements are pending. Neither Shelby Williams nor any of its Subsidiaries is the subject of any currently ongoing tax audit which is reasonably likely to have a Material Adverse Effect on Shelby Williams. With respect to any taxable period ended prior to December 31, 1995, all federal income Shelby Williams Tax Returns have been audited by the IRS or are closed by the applicable statute of limitations.

     (b) There are no material liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of Shelby Williams or any of its Subsidiaries (other than liens with respect to Taxes not yet due). No material claim by an authority in a jurisdiction where none of Shelby Williams or its Subsidiaries files tax returns that Shelby Williams or any of its Subsidiaries is or may be subject to taxation by that jurisdiction is currently pending or, to the knowledge of Shelby Williams, likely to be asserted. Shelby Williams has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation. Neither Shelby Williams nor any of its Subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to any material Taxes.

     (c) None of Shelby Williams or any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (x) any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Section 280G(b)(4) and 280G(b)(5) of the Code) or (y) any amount for which a deduction would be disallowed under Section 162 of the Code; since January 1, 1995, none of Shelby Williams or any of its Subsidiaries has been a member of a group filing a consolidated federal income Tax Return (other than a group the common parent of which was Shelby Williams); no liability has been asserted with respect to Shelby Williams or any of its Subsidiaries for the Taxes of any Person (other than any of Shelby Williams or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise; and none of Shelby Williams or any of its Subsidiaries has net operating losses or other tax attributes presently subject (without regard to the transactions contemplated by this

Agreement) to limitation under Sections 382, 383, or 384 of the Code, or the federal consolidated return regulations.

     (d) Neither Shelby Williams nor any of its Subsidiaries is a party to, or is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement.

     (e) Neither Shelby Williams nor any of its Subsidiaries has agreed to make, or is required to make, any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise and the IRS has not proposed any such adjustment or change in accounting method.

     (f) Neither Shelby Williams nor any of its Subsidiaries is, or has been, a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (g) For purposes of this Agreement: (i) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, occupation, transfers, premiums, leases, services, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, environmental taxes and taxes or other charges in the nature of excise, withholding, customs duties, ad valorem or value added, and (ii) "Tax Return" means any return, report or similar statement (including the schedules attached to it) filed or required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund or declaration of estimated Tax (or any amendments to any of the foregoing).

     SECTION 4.15  OPINION OF FINANCIAL ADVISOR.  The Board of Directors of
     -------------------------------------------
Shelby Williams has received the opinion of Lazard Freres & Co. LLC ("Lazard Freres"), dated the date of this Agreement, to the effect that as of such date the cash consideration to be received by Shelby Williams's stockholders pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of the written opinion of Lazard Freres has been delivered to Falcon.

     SECTION 4.16  REQUIRED VOTE OF SHELBY WILLIAMS STOCKHOLDERS.  The
     ------------------------------------------------------------
affirmative vote of the holders of a majority of the outstanding shares of Shelby Williams Common Stock is required to approve the Merger. No other vote of the stockholders of Shelby Williams is required by law, the Certificate or Incorporation or the bylaws of Shelby Williams, or otherwise to approve this Agreement and the transactions contemplated hereby.

     SECTION 4.17  LABOR MATTERS.  None of Shelby Williams or any of its
     ----------------------------
Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, and there are no employment, labor, or collective bargaining agreements which pertain to employees of Shelby Williams or any of its Subsidiaries. No employees of Shelby Williams or any of its Subsidiaries are represented by any labor organization. No labor organization or group of employees of Shelby Williams or any of its Subsidiaries has made a pending demand for recognition or certification. There are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of Shelby Williams, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no unfair labor practice charges, grievances, complaints, strikes, work stoppages, lockouts, material arbitrations or material grievances, or other material labor disputes pending, or, to the knowledge of Shelby Williams, threatened against or involving Shelby Williams or any of its Subsidiaries.

     SECTION 4.18  CERTAIN AGREEMENTS.  Neither Shelby Williams nor any of its
     ---------------------------------
Subsidiaries is a party or subject to any oral or written agreement, contract, policy, license, document, instrument, arrangement or commitment relating to or constituting (i) Indebtedness (as hereinafter defined) in an amount exceeding $500,000; (ii) leases for real or personal property in which the amounts of payments which Shelby Williams or any Subsidiary is required to make on an annual basis exceeds $250,000; (iii) agreement, contract, policy, license document, instrument, arrangement or commitment that limits in any material respect the freedom of Shelby Williams or any Subsidiary of Shelby Williams to compete in any line of business or with any person or in any geographical area or which would so limit the freedom of Shelby Williams or any Subsidiary of Shelby Williams after the Effective Time; (iv) agreement or contract outside of the ordinary course of business of Shelby Williams or any of Shelby Williams's Subsidiaries that involves performance of services or delivery of goods or materials by or to Shelby Williams or any of Shelby Williams's Subsidiaries of an amount or value in excess of $250,000; (v) joint venture or partnership agreements involving a sharing of profits, losses, costs, or liabilities by Shelby Williams or any of Shelby Williams's Subsidiaries with any person other than Shelby Williams and its Subsidiaries; (vi) power of attorney granted by Shelby Williams or any of Shelby Williams's Subsidiaries that is currently effective and outstanding; (vii) agreement or contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by Shelby Williams or any of Shelby Williams's Subsidiaries to be responsible for consequential damages; (viii) agreement or contract for capital expenditures in excess of $200,000; (ix) written warranty, guaranty, and/or other similar undertaking with respect to contractual performance extended by Shelby Williams or any of Shelby Williams's Subsidiaries other than in the ordinary course of business; or (x) other document or undertaking which, after giving effect to the transactions contemplated by this Agreement, purports to restrict or bind Falcon or any of its Subsidiaries other than the Surviving Corporation and its Subsidiaries in any respect. "Indebtedness" means any liability in respect of (A) borrowed money, (B) capitalized lease obligations,
(C) the deferred purchase price of property or services (other than trade payables in the ordinary course of business) and (D) guarantees of any of the foregoing. Neither Shelby Williams nor any of its Subsidiaries is in default (or would be in default with notice or lapse of time, or both) under any indenture, note, credit agreement, loan document, lease, contract, policy, license, document, instrument, arrangement or commitment, whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, is reasonably likely to have a Material Adverse Effect on Shelby Williams.

     SECTION 4.19  TITLE TO ASSETS; LIENS.  Shelby Williams owns, holds through
     -------------------------------------
valid leases, or otherwise has the common law or contractual right to use, directly or through its Subsidiaries, all of its inventory, accounts receivable, property, equipment and other assets, and such assets are free and clear of any mortgages, liens, charges, encumbrances, or title defects of any nature whatsoever, except for such mortgages, liens, charges, encumbrances or title defects which are not reasonably likely to adversely affect the value of such property as carried on Shelby Williams's financial statements contained in Shelby Williams's SEC Reports filed prior to the date of this Agreement and would not have a Material Adverse Effect on Shelby Williams. Shelby Williams and its Subsidiaries have valid and enforceable leases for the premises and the equipment, furniture and fixtures purported to be leased by them, except for leases, the failure of which to have or be enforceable, are not reasonably likely to have a Material Adverse Effect on Shelby Williams. Set forth in the Disclosure Schedule is a complete list of all items of personal property located on the Shelby Williams premises that are owned by Mr. Manfred Steinfeld and are not included among the assets of ShelbyWilliams.

     SECTION 4.20  INSURANCE.  Shelby Williams and each of its Subsidiaries are
     ------------------------
insured, and during each of the past five calendar years have been insured, with insurers whose current rating by A M Best is at least B+6 against such risks and in such amounts as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Shelby Williams and its Subsidiaries (copies of which have been made available to Falcon) (i) provide coverage which Shelby Williams deems to be adequate coverage against loss, (ii) are sufficient for Shelby Williams and its Subsidiaries to be in compliance with all legal requirements applicable to Shelby Williams or any of its Subsidiaries and all agreements and contracts to which Shelby Williams or any of its Subsidiaries is a party or by which any of them are bound, (iii) will continue (absent affirmative action by Falcon to cancel such policies) in full force and effect following consummation of the Merger and (iv) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of Shelby Williams or any of Shelby Williams's Subsidiaries. Neither Shelby Williams nor any of its Subsidiaries has received written notice of cancellation, termination, or current or prospective nonrenewal with respect to any material insurance policy of Shelby Williams or its Subsidiaries or notice that the issuer of any material insurance policy is not willing or able to perform its obligations thereunder. The insurance policies of Shelby Williams and its Subsidiaries are valid and enforceable policies. Each of Shelby Williams and each of its Subsidiaries has paid all premiums due, has otherwise performed all of its respective material obligation under, and has given notice to all appropriate insurers of all material claims that may be insured by any material insurance policy.

     SECTION 4.21  INTELLECTUAL PROPERTY.
     ------------------------------------

     (a) The Disclosure Schedule sets forth a true, correct and complete list (including, to the extent applicable, registration, application or file numbers) of all patents, trademarks, trade names, service marks, domain names and registered copyrights and material non-registered copyrights used by Shelby Williams or any of its Subsidiaries which are material to the conduct of their business, and all registrations of or application for registration of any of the foregoing, including any additions thereto or extensions, continuations, renewals of divisions thereof (setting forth the registration, issue or serial number and a description of the same) (collectively, together with all trade dress, trade secrets, processes, formulae, designs, know-how and other intellectual property rights that are so used, the "Intellectual Property"). Falcon has heretofore been furnished with true, correct and complete copies of each registration or application for registration covering any of the Intellectual Property which is registered with, or in respect of which any application for registration has been filed with, any governmental body or authority.

     (b) The Intellectual Property includes all of the material intellectual property rights owned or licensed by Shelby Williams and its Subsidiaries that are reasonably necessary to conduct their business as it is now conducted or is expected to be conducted. Shelby Williams, directly or through its Subsidiaries, has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to use, the Intellectual Property free and clear of all liens or other encumbrances and (B) no person or entity other than Shelby Williams and its Subsidiaries has any right or interest of any kind or nature in or with respect to the Intellectual Property or any portion thereof or any rights to use, market or exploit the Intellectual Property or any portion thereof.

     (c) Neither the existence nor the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by Shelby Williams or any of its Subsidiaries of any of the Intellectual Property does, did or will (i) infringe on any patent, trademark, copyright or other right of any other person, (ii) constitute a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other right of any other person, or (iii) entitle any other person to any interest therein, or right to compensation from Shelby Williams or any of its Subsidiaries or any of their respective successors or assigns (it being understood and agreed that, insofar as the foregoing representation and warranty relates to Intellectual Property that is licensed to Shelby Williams or any of its Subsidiaries by any third party, such representation and warranty is made only to the knowledge of Shelby Williams. Neither Shelby Williams nor any of its Subsidiaries has received any complaint, assertion, threat or allegation or otherwise has notice of any lawsuit, claim, demand, proceeding or investigation involving matters of the type contemplated by the immediately preceding sentence or is aware of any facts or circumstances that could reasonably be expected to give rise to any such lawsuit, claim, demand, proceeding or investigation. There are no restrictions on the ability of Shelby Williams, any of its Subsidiaries, or any of the successors or assigns to sell, license, lease, transfer, use, reproduce, distribute, modify or otherwise exploit any Intellectual Property.

                                   ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF FALCON AND SUB

     Falcon and Sub jointly and severally represent and warrant to Shelby Williams that all of the statements contained in this Article V are true and correct as of the date of this Agreement (or if made as of a specified date, as of such date).

     SECTION 5.1  ORGANIZATION, QUALIFICATION, ETC.  Each of Falcon and Sub is a
     ----------------------------------------------
corporation duly organized, validly existing and of active status or in good standing under the laws of its jurisdiction of organization and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is of active status or in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Falcon. The copies of Falcon's and Sub's Certificate of Incorporation and bylaws which have been made available to

Shelby Williams are complete and correct and in full force and effect on the date hereof. Neither Falcon nor Sub is in violation of any of the provisions of its Certificate of Incorporation or By-laws.

SECTION 5.2  CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATION; NO
-----------------------------------------------------------------------------
CONFLICT.  Each of Falcon and Sub has the corporate power and authority
---------
necessary to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Falcon and Sub and no other corporate proceedings on the part of Falcon or Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Falcon and Sub and, assuming this Agreement constitutes a valid and binding Agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of Falcon and Sub, enforceable against each of them in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Other than in connection with or in compliance with the provisions of the DGCL, the Exchange Act, and the HSR Act (collectively, the "Falcon Required Approvals"), no authorization, consent or approval of, or filing by Falcon or Sub with, any governmental body or authority or other person is necessary for the execution and delivery of this Agreement or the consummation by Falcon or Sub of the transactions contemplated hereby except where the failure to obtain such authorizations, consents or approvals or make such filing is not reasonably likely to have a Material Adverse Effect on Falcon. Neither the execution and delivery of this Agreement by Falcon and Sub nor the consummation by Falcon and Sub of the transactions contemplated by this Agreement will (a) result in a breach or violation of the organizational documents of Falcon or Sub or of any of Falcon's Subsidiaries; (b) result in a breach or violation of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or modify, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Falcon or Sub or any of Falcon's Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease or other instrument or obligation to which Falcon or Sub or any of its Falcon's Subsidiaries is a party; (c) subject to the matters set forth in the preceding sentence, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Falcon or Sub or any of Falcon's Subsidiaries or any of the properties or assets of any of them; or (d) give any governmental body or authority the right to revoke, withdraw, suspend, cancel, terminate or modify any governmental authorization held by Falcon or any of its Subsidiaries, except as would not, individually or in the aggregate, have a Material Adverse Effect on Falcon.

     SECTION 5.3  FINANCING.  Falcon has obtained a commitment letter (the
     -----------------------
"Commitment Letter") from financially responsible third parties providing for sufficient funds to (a) pay the Per Share Amount pursuant to the Offer, (b) pay the Merger Consideration pursuant to the Merger, and (c) pay all fees and expenses in connection with this Agreement and the transactions contemplated hereby.

     SECTION 5.4  OFFER DOCUMENTS; SCHEDULE 14D-9; PROXY STATEMENT.  None of the
     --------------------------------------------------------------
Offer Documents nor any of the information supplied by Falcon or any of its Subsidiaries in writing specifically for inclusion in the Schedule 14D-9 shall, at each of the times the Offer Documents, the Schedule 14D-9, and any amendments or supplements thereto are filed with the SEC and are first published, sent or given to stockholders of Shelby Williams, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied in writing by Falcon specifically for inclusion in the Proxy Statement or Information Statement shall not, at each of the dates any such document (or any amendment or supplement thereto) is first mailed to stockholders of Shelby Williams, with respect to the Information Statement at the time Shares are accepted for payment in the Offer, and with respect to the Proxy Statement at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Falcon and Sub make no representation or warranty with respect to any of the foregoing documents based on information supplied by Shelby Williams or any of its representatives. The Offer Documents shall comply in all material respects as to form with the applicable requirements of the Exchange Act and the applicable rules and regulations thereunder.

     SECTION 5.5  LACK OF OWNERSHIP OF SHARES.  Neither Falcon nor any of its
     -----------------------------------------
Subsidiaries owns any Shares or other securities convertible into Shares.

     SECTION 5.6  SOLVENCY.  Immediately after the Effective Time and after
     ----------------------
giving effect to the changes in the Surviving Corporation's assets and liabilities as a result of the Merger, neither Falcon nor the Surviving Corporation shall be insolvent, have unreasonably small capital with which to engage in its business, or have incurred debts beyond its ability to pay AS they become due.

                                  ARTICLE VI

                           COVENANTS AND AGREEMENTS

     It is further agreed as follows:

     SECTION 6.1  CONDUCT OF BUSINESS BY SHELBY WILLIAMS.  From the date hereof
     ----------------------------------------------------
and prior to the time the directors of Falcon have been elected to, and shall constitute a majority of, the Board of Directors of Shelby Williams pursuant to
Section 1.3(a) or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the "Termination Date"), and except as specifically set forth in Shelby Williams's Disclosure Schedule or as may be agreed to in writing by Falcon hereto or as may be permitted pursuant to this Agreement, Shelby Williams shall, and shall cause each of its Subsidiaries to:

     (a) conduct its operations in all material respects according to their ordinary and usual course of business in substantially the same manner as heretofore conducted;

     (b) use reasonable best efforts to preserve intact its business organization in all material respects, keep available the services of its executive officers and key employees as a group, subject to changes in the ordinary course, and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them;

     (c) confer at such times as Falcon may reasonably request with one or more representatives of Falcon to report material operational matters and the general status of ongoing operations (in each case to the extent Falcon reasonably requires such information) and consult with Falcon regarding material operational decisions;

     (d) promptly notify Falcon of any emergency or other change in the normal course of its businesses or in the operation of its properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority;

     (e) not authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock;

     (f) not, except as contemplated by Section 6.5 hereof or as may be required by applicable law, enter into or amend any employment, severance or similar agreements or arrangements with any of their directors or executive officers;

     (g) not (subject to the provisions of Section 6.8) authorize, announce an intention to authorize, or enter into an agreement with respect to, any merger, consolidation or business combination (other than this Agreement and the transactions contemplated hereby), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, in each case, not in the ordinary course of business;

     (h) except pursuant to the Merger as provided for in Section 2.5, not propose or adopt a ny amendments to its corporate charter or by-laws;

     (i) not issue any shares of capital stock, except upon exercise of options heretofore issued pursuant to existing employee plans, programs or arrangements and non-employee director plans;

     (j) not grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any shares of its capital stock;

     (k) not purchase, redeem, or offer to purchase or redeem any shares of its stock or any securities convertible into or exchangeable for shares of stock, except for the deemed repurchase of options in accordance with Section 3.5 of this Agreement, or purchases, redemptions and offers to purchase in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date hereof;

     (l) not, except as contemplated by this Agreement or as may be required by applicable law, amend in any material respect the terms of its employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements in existence on the date hereof, enter into or amend any employment or consulting agreement, adopt or enter into any new employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements or increase the base salary of any person who is a party to a Change of Control Employment Agreement or make any payments under any Shelby Williams Benefit Plan to any director, employee, independent contractor or consultant (except in the ordinary course of business and in amounts and in a manner consistent with past practice or as other wise required by law or the provisions of such Shelby Williams Benefit Plan);

     (m) not (i) enter into any material loan agreement or incur any indebtedness in excess of an aggregate of $100,000 or amend any Shelby Williams credit facility to increase the amount that may be borrowed thereunder, (ii) make or enter into any agreement or contract for capital expenditures in excess of $50,000, (iii) enter into any lease for any real property in excess of $50,000 or any lease for personal property in excess of $20,000 or (iv) enter into any agreement or contract outside of the ordinary course of business that involves performance of services or delivery of goods or materials of an amount or value in excess of $50,000;

     (n) not make or change any material Tax election, file any amendment to any federal income Tax Return unless required by law, enter into any closing agreement, or settle or compromise any material Tax liability;

     (o)  not adjust, split, combine or reclassify its capital stock;

     (p) not enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

     (q)  not create any new subsidiaries;

     (r) except as required by this Agreement, not take any action which could reasonably be expected to adversely affect or delay the ability of any of the parties hereto to obtain any approval of any governmental or regulatory body required to consummate the transactions contemplated hereby;

     (s) not directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any material property or assets other than in the ordinary course of business;

     (t)  not enter into any financial derivative contracts;

     (u) not change in any material respect its accounting policies, methods or procedures except as required by GAAP;

     (v) except as may be required by this Agreement or applicable law, not do any act or omit to do any act which would cause a breach of any contract, commitment or obligation by which it is bound;

     (w) except as otherwise permitted by Section 6.8, not take any action which could cause the conditions to the Offer set forth on Annex A hereto to not be satisfied;

     (x) not, other than pursuant to this Agreement, take any action to cause the shares of Shelby Williams Common Stock to cease to be quoted on any of the stock exchanges on which such shares are now quoted;

     (y) continue to provide training for employees of Shelby Williams and its Subsidiaries commensurate with the training provided by Shelby Williams and its Subsidiaries over the past twelve months;

     (z) subject to the limitations contained in this Agreement, continue the level of recruiting activity and process employed over the past twelve months;

     (aa) not agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty contained in Article IV hereof (except for representations and warranties made as of a specified date) untrue and incorrect in any material respect as of the Effective Time;

     (bb) not pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the March 31, 1999 balance sheet or subsequently incurred in the ordinary course of business and consistent with past practice; and

     (cc) not settle or compromise any pending or threatened suit, action or claim not covered by insurance (without giving effect to deductibles in determining whether coverage exists) that is material or which relates to the Agreement or any of the transactions contemplated thereby, including the Offer and the Merger.

     SECTION 6.2  INVESTIGATION.  Shelby Williams shall afford to Falcon and to
     ---------------------------
Falcon's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its and its Subsidiaries' facilities, properties, contracts, commitments, books, and records (including but not limited to tax returns) and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall use its reasonable best efforts to cause its representatives to furnish promptly such additional financial and operating data and other information as to the businesses and properties of each of Shelby Williams and each of its Subsidiaries as may from time to time be reasonably requested; provided, that nothing herein shall require Shelby Williams or any of its Subsidiaries to disclose any information to the other that would cause a violation of any contractual confidentiality obligation. The parties hereby agree that each of them will treat any such information in accordance with the Confidentiality Agreement dated as of April 22, 1999, between Shelby Williams and Falcon (the "Shelby Williams Confidentiality Agreement"). Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable laws or regulations.

     SECTION 6.3  OBLIGATIONS OF FALCON AND SUB.  Neither Falcon nor Sub or any
     -------------------------------------------
of their Subsidiaries shall take any action which would make any representation or warranty contained in Article V hereof (except for representations and warranties made as of a specific date) untrue or incorrect in any material respect or cause any of the conditions to the Offer set forth in Annex A or the conditions to the Merger set forth in Article VII not to be satisfied.

     SECTION 6.4  [INTENTIONALLY OMITTED]
     ------------------------------------

     SECTION 6.5  EMPLOYEE BENEFIT PLANS.  Simultaneously with the consummation
     ------------------------------------
of the Offer, Falcon shall take all actions necessary or appropriate with respect to employees employed by Shelby Williams or any of its Subsidiaries from and after the purchase of any Shares pursuant to the Offer ("Shelby Williams Employees") to accomplish the following:

     (i) with respect to the Shelby Williams Industries, Inc. Employees' Pension Plan, the Shelby Williams Industries, Inc. Salaried Employees' Pension Plan, and the Sellers & Josephson, Inc. Employees' Pension Plan, each as amended and restated as of January 1, 1994, to allow Shelby Williams Employees participating in any of such plans as of the Closing Date to continue to participate in such plan (without amendment thereto, except as may be required by applicable law) from and after the Closing Date for a period of not less than three years thereafter; and

     (ii) with respect to the employee benefit plans and programs maintained by Shelby Williams immediately prior to the Closing Date other than the plans identified in clause (i) and the Employee Stock Ownership Plan, either, at the sole election of Falcon, to (A) allow Shelby Williams Employees continue to participate from and after the Closing Date in such plans or
     (B) permit Shelby Williams Employees to immediately thereafter participate in the employee benefit plans or programs maintained by Falcon or any of its Subsidiaries for their employees generally (the "Falcon Plans") other than Falcon's stock option plans or any employee stock purchase plan meeting the requirements of Section 423 of the Code; provided, however, that, if Shelby Williams's group health plan is terminated or discontinued, Falcon shall permit each Shelby Williams Employee and his or her eligible dependents (including, without limitation, all such Shelby Williams Employee's dependents covered by Shelby Williams's group health plan as of the time such coverage ceases) to be covered under a Falcon Plan that (x) provides medical and dental benefits to the Shelby Williams Employee and such eligible dependents effective immediately upon the cessation of coverage of such individuals under Shelby Williams's group health plan, (y) credits such Shelby Williams Employee, for the year during which such coverage under such Falcon Plan begins, with any deductibles and co-payment already incurred during such year under Shelby Williams's group health plan, and (z) waives any preexisting condition restrictions to the extent necessary to provide immediate coverage. Each of Falcon, the Surviving Corporation, the Subsidiaries of each of them, and the Falcon Plans shall recognize each Shelby Williams Employee's years of service and level of seniority with Shelby Williams and its Subsidiaries for purposes of terms of employment and eligibility, vesting and benefit determination under the Falcon Plans. The provisions of this Section 6.5 shall be applicable only during an employee's employment with Shelby Williams, Falcon or a Subsidiary of either of them and shall not constitute an agreement to employ or continue the employment of any person.

     SECTION 6.6  FILINGS; OTHER ACTION.  Subject to the terms and conditions
     -----------------------------------
herein provided, each of Shelby Williams and Falcon shall (a) as soon as practicable, make the filings and thereafter make any other required submissions under the HSR Act; (b) use reasonable efforts to cooperate with one another in (i) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from any third party, governmental or regulatory bodies or authorities of federal, state and local jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, and (ii) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals; and (c) use reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities, or any other person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby.

     SECTION 6.7  FURTHER ASSURANCES.  Each of the Parties shall use its
     --------------------------------
reasonable best efforts to take all action and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, using its reasonable efforts to cause the conditions to the consummation of the Offer set forth in Annex A hereto and the conditions to the Merger set forth in Article VII for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request). Without limiting the generality of the foregoing, Shelby Williams shall provide, and shall cause its employees and advisers to provide, all necessary cooperation in connection with the arrangement of any financing to be consummated contemporaneously with or at or after the consummation of the transactions contemplated by this Agreement, including without limitation the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents and the execution and delivery of those certificates or documents required in connection therewith, such as any certificate of the chief financial officer of Shelby Williams with respect to solvency matters, comfort letters of accountants, and legal opinions as may be requested by Falcon. All fees, costs and expenses incurred in connection therewith shall be the responsibility of Falcon.

     SECTION 6.8  NO SOLICITATION.
     -----------------------------

     (a) From the date hereof until the termination of this Agreement, Shelby Williams will not, and shall not authorize or permit, any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries ("Shelby Williams's Representatives") to, directly or indirectly, (a) solicit or initiate any Takeover Proposal (as hereinafter defined), including without limitation by disclosure of non-public information, or (b) engage in discussions or negotiations relating to or accept any Takeover Proposal; provided, however, that nothing contained in this Section 6.8 shall prohibit Shelby Williams and its Board of Directors from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the SEC under the Exchange Act, or (ii) at any time prior to the purchase of Shares pursuant to the Offer, engaging in discussions or negotiations with, and furnishing information (including non-public information) concerning Shelby Williams and its Subsidiaries, and their respective businesses, properties or assets to, any third party which makes a Takeover Proposal (without any solicitation or initiation, directly or indirectly, by Shelby Williams or any of Shelby Williams's Representatives after the date of this Agreement) if the Board of Directors of Shelby Williams determines in good faith, based on advice of its outside counsel (who may be its regularly engaged outside counsel), that the failure to take such action will violate its obligations or duties to Shelby Williams or its stockholders under applicable law, or (iii) provided this Agreement is terminated pursuant to Section 8.1(d), accepting a Superior Proposal. Prior to furnishing information to or entering into discussions or negotiations with any person, Shelby Williams shall receive from such person or entity an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such person or entity than the terms contained in Shelby Williams Confidentiality Agreement (as defined in Section 6.2 hereof). Shelby Williams shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any person conducted heretofore by Shelby Williams or any Shelby Williams Representative with respect to any Takeover Proposal existing on the date hereof. Shelby Williams agrees not to release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, or who was given access in order to consider making, a Takeover Proposal, unless its Board of Directors determines in good faith, based on advice of its outside counsel (who may be its regularly engaged outside counsel), that failure to take such action will violate its obligations or duties to Shelby Williams or its stockholders under applicable law. Shelby Williams shall notify Falcon orally and in writing of any such Takeover Proposal received (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof, and shall keep Falcon informed of the general status and any material changes in the terms and conditions of such Takeover Proposal. Shelby Williams agrees to promptly provide to Falcon any information concerning Shelby Williams, its Subsidiaries, business, properties or assets furnished to any third party which makes a Takeover Proposal and which has not previously been provided to Falcon.

     (b) Except as set forth in this Section 6.8, neither the Board of Directors of Shelby Williams nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Falcon, the approval or recommendation by the Board of Directors of Shelby Williams of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Subject to compliance with all of the applicable provisions of this Section 6.8, prior to the time of acceptance for payment of Shares pursuant to the Offer, Shelby Williams' Board of Directors may withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the third business day following Falcon's receipt of written notice (including by facsimile) from Shelby Williams advising Falcon that the Board of Directors of Shelby Williams has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, but only if Shelby Williams shall have caused its financial and legal advisors to negotiate with Falcon to make such adjustments to the terms and conditions of this Agreement as would enable Shelby Williams to proceed with the transactions contemplated hereby on such adjusted terms.

     (c) For purposes of this Agreement, "Takeover Proposal" means any bona fide offer, proposal or other indication of interest regarding any of the following (other than the transactions provided for in this Agreement): (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving Shelby Williams or any of its Subsidiaries;
(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a significant portion of the assets of Shelby Williams and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions (other than sales of inventory or used equipment in the ordinary course of business); (iii) any purchase of, or tender offer or exchange offer for, 20 percent or more of the outstanding shares of capital stock of Shelby Williams by any person or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. For purposes of this Agreement, "Superior Proposal" means an unsolicited Takeover Proposal on terms which the Board of Directors of Shelby Williams determines in good faith to be more favorable to Shelby Williams' stockholders than the Offer and the Merger (based on advice of Shelby Williams's independent financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger) for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors of Shelby Williams (based on advice from Shelby Williams' independent financial advisor) is reasonably capable of being financed by such third party provided that the Board of Directors of Shelby Williams has also, among other things, duly considered the timing of such Takeover Proposal and the likelihood that such Takeover Proposal will be consummated.

     SECTION 6.9  PUBLIC ANNOUNCEMENTS.  Shelby Williams and Falcon will consult
     ----------------------------------
with each other before issuing any press release relating to this Agreement or the transactions contemplated herein and shall not issue any such press release prior to such consultation except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

     SECTION 6.10  INDEMNIFICATION AND INSURANCE.
     --------------------------------------------

     (a) Falcon and Sub agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "Indemnified Parties") of Shelby Williams as provided in its Certificate of Incorporation or By-laws or in any agreement, in each case as in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms without amendment thereof. For three years from the Effective Time, Falcon shall indemnify the Indemnified Parties to the same extent as such Indemnified Parties are entitled to indemnification pursuant to the preceding sentence.

     (b) For three years from the Effective Time, Falcon shall maintain in effect Shelby Williams's current directors' and officers' liability insurance covering those persons who are currently covered by Shelby Williams's directors' and officers' liability insurance policies and shall purchase such policy on or prior to the Closing Date; provided, however, that in no event shall Falcon be required to expend in the aggregate an amount in excess of 150% of the annual premiums currently paid by Shelby Williams for such insurance, and, provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, Falcon shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     (c) Falcon shall use reasonable efforts to cause any person or entity that purchases all or substantially all of the assets of Shelby Williams within three years after the Effective Time to become bound by the covenants contained in this Section.

     SECTION 6.11 ADDITIONAL REPORTS. Shelby Williams shall furnish to Falcon
     -------------------------------
copies of any reports of the type referred to in Section 4.4 which it files with the SEC on or after the date hereof, and Shelby Williams represents and warrants that as of the dates of each of such reports, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of Shelby Williams and its consolidated Subsidiaries as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

     SECTION 6.12  NOTIFICATIONS
     ---------------------------

     (a) Between the date of this Agreement and the Closing Date, Shelby Williams will promptly notify Falcon in writing if Shelby Williams becomes aware that any of Shelby Williams's representations and warranties were materially untrue as of the date of this Agreement or if Shelby Williams becomes aware of any fact or condition that causes any of Shelby Williams's representations or warranties to be materially untrue as of such date as if made on and as of such date (except for representations and warranties made as of a specified date, which need be true only as of such specified date). During the same period, Shelby Williams will promptly notify Falcon of the occurrence of any material breach of any covenant of Shelby Williams in this Article VI or of the occurrence of any event that may make the satisfaction of the conditions in Annex A hereto or Article VII impossible or unlikely.


     (b) Between the date of this Agreement and the Closing Date, Falcon will promptly notify Shelby Williams in writing if Falcon becomes aware that any of Falcon's representations and warranties were materially untrue as of the date of this Agreement or if Falcon becomes aware of any fact or condition that causes any of Falcon's representations or warranties to be materially untrue as of such date as if made on and as of such date (except for representations and warranties made as of a specified date, which need be true only as of such specified date). During the same period, Falcon will promptly notify Shelby Williams of the occurrence of any material breach of any covenant of Falcon in this Article VI or of the occurrence of any event that may make the satisfaction of the conditions in Annex A hereto or Article VII impossible or unlikely.

     SECTION 6.13 EMPLOYMENT AGREEMENTS. Simultaneously with the consummation of
     ----------------------------------
the Offer, Falcon shall offer to each of Messrs. Peter W. Barile, Robert P. Coulter, Sam Ferrell,

Dennis E. Gurley, John McCalla, and Jeff O'Hara employment agreements in the form set forth in Schedule 6.13 of the attached Disclosure Schedule.

     SECTION 6.14 TERMINATION OF ESOP. Prior to the Effective time, Shelby
     --------------------------------
Williams shall take all actions necessary or appropriate to terminate the Shelby Williams Employee Stock Ownership Plan subject to and effective upon the occurrence of the Effective Time.

                                  ARTICLE VII
                           CONDITIONS TO THE MERGER

     SECTION 7.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.
     -----------  -----------------------------------------------------------
The obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) Falcon shall have accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn; provided, however, that neither Falcon nor Sub may invoke this condition if Sub shall have failed to purchase Shares so tendered and not withdrawn in violation of the terms of this Agreement or the Offer.

     (b) The holders of issued and outstanding shares of Shelby Williams Common Stock shall have duly approved the Merger in the manner, if any, required by applicable law; provided that Falcon and Sub shall vote all of their Shares in favor of the Merger.

     (c) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits the consummation of the transactions contemplated herein substantially on the terms contemplated hereby. If any order, decree or injunction is issued, each party shall use its reasonable efforts to remove any such order, decree or injunction.

     (d) Any waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all consents and authorizations shall have been obtained the failure to have obtained which would violate any applicable law, rule, or regulation or have a Material Adverse Effect.

     (e) Sub shall have purchased Shares pursuant to the Offer.

                                 ARTICLE VIII
                  TERMINATION, WAIVER, AMENDMENT AND CLOSING

     SECTION 8.1 TERMINATION OR ABANDONMENT. Notwithstanding anything contained
     --------------------------------------
in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of Shelby Williams:

     (a) by the mutual written consent of Shelby Williams and Falcon;

     (b) (i) by either Shelby Williams or Falcon if Shares shall not have been purchased pursuant to the Offer on or before July 15, 1999 and (ii) by Shelby Williams if after 90 days following the commencement of the Offer, the conditions to the Offer have not been satisfied or waived and Sub shall not have elected to extend the Offer; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to purchase Shares pursuant to the Offer on or before such date;

     (c) by either Shelby Williams or Falcon if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the purchase of Shares pursuant to the Offer or the consummation of the Merger substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the purchase of Shares pursuant to the Offer or consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c)(ii) shall have used its reasonable best efforts to remove such injunction, order or decree;

     (d) by Shelby Williams prior to the purchase of Shares pursuant to the Offer if the Board of Directors of Shelby Williams determines in good faith (based upon advice of its independent financial advisor and outside counsel, as appropriate) that (i) a Takeover Proposal constitutes a Superior Proposal and
(ii) the failure to accept such Superior Proposal will violate its obligations or duties to Shelby Williams or its stockholders under applicable law, provided, that this Agreement shall not terminate pursuant to this Section 8.1(d) unless
(A) Shelby Williams has provided Falcon with two business days' prior written notice of its intention to accept such Superior Proposal, together with a detailed description of the terms and conditions of such Superior Proposal and
(B) simultaneously with such termination Shelby Williams enters into a definitive acquisition, merger or similar agreement to effect such Superior Proposal and pays the Termination Fee (as defined in Section 8.2(b)) required pursuant to Section 8.2(b);

     (e) by either Shelby Williams or Falcon prior to the purchase of any Shares pursuant to the Offer if the other shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by such other party shall have been untrue when made or as of the time of such termination as if made on and as of such time (except for representations and warranties made as of a specified date, which need be true only as of the specified date), provided such breach, failure or misrepresentation is not cured prior to the earlier of ten (10) days after notice thereof from the other party or two (2) business days prior to the date upon which the Offer expires, and with respect to any covenant or agreement or any representation or warranty not qualified by "Material Adverse Effect," such breaches, failures or misrepresentations, individually or in the aggregate, results or is reasonably likely to result in a Material Adverse Effect on Shelby Williams or Falcon, as the case may be;

     (f) by Falcon (i) if the Board of Directors of Shelby Williams or any committee of the Board of Directors of Shelby Williams (A) shall withdraw, modify or change in any adverse manner (including by amendment of the Schedule 14D-9) to Falcon or Sub, or fail to reconfirm upon the request of Falcon, its approval or recommendation of this Agreement, the Offer or the Merger, (B) shall approve or recommend any Takeover Proposal, in each case, other than by

Falcon or an affiliate of Falcon, or (C) shall resolve to take any of the actions specified in clauses (A) or (B) above;


     (g) by Shelby Williams if Sub fails to commence the Offer on or prior to five business days following the date of initial public announcement of the Offer, provided that Shelby Williams may not terminate this Agreement pursuant to this Section 8.1(g) if Shelby Williams is at such time in breach in any material respect of its obligations under this Agreement; or

     (h) by either of Shelby Williams or Falcon if the Offer shall have been terminated, or the Offer has expired without any Shares being purchased therein; provided, however that the right to terminate this Agreement under this Section 8.1(h) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the termination of the Offer or the failure of Falcon or Sub, as the case may be, to purchase Shares pursuant to the Offer on or prior to such date; and provided, further, that no termination by Shelby Williams shall be effective pursuant to
Section 8.1(d) under circumstances in which a Termination Fee would be payable by Shelby Williams under Section 8.2 unless concurrently with such termination, such Termination Fee is paid in full by Shelby Williams in accordance with the provisions of Section 8.2.

     SECTION 8.2 EFFECT OF TERMINATION. If this Agreement is terminated as
     ---------------------------------
provided in Section 8.1, and subject to the provisions of Section 9.1, this Agreement (except for the Shelby Williams Confidentiality Agreement referred to in Section 6.2) shall forthwith become void and there shall be no liability on the part of any of the Parties, except (i) as set forth in this Section 8.2 and in Section 4.11, Section 5.4, Section 9.2, and Section 9.12 hereof, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

     (a) If (i) prior to the termination of this Agreement, any person shall have commenced, publicly proposed or communicated to Shelby Williams a Takeover Proposal and (X) the Minimum Condition shall not have been satisfied, (Y) this Agreement shall have been terminated pursuant to Section 8.1(b)(c)(e) or (g), and (Z) prior to the first anniversary of such termination Shelby Williams shall consummate with any third party any transaction described in clauses (i), (ii), and (iii) of the definition of "Takeover Proposal" contained in Section 6.8(c); or if (ii) this Agreement is terminated by Shelby Williams or Falcon pursuant to
Section 8.1(d) or Section 8.1(f), respectively; then, in any such event, Shelby Williams shall pay to Falcon a termination fee of $4,750,000 (the "Termination Fee"), which amount shall be paid by wire transfer of immediately available funds to an account designated by Falcon.

     (b) (i) The Termination Fee payable to Falcon under Section 8.2(a)(i) shall be paid promptly but in no event later than one business day after the last of the specified events shall have occurred; and (ii) the Termination Fee payable to Falcon under Section 8.2(a)(ii) shall be paid (A) in the case of a termination by Falcon pursuant to Section 8.1(f), within three business days after notice of termination, and (B) in the case of a termination by Shelby Williams pursuant to Section 8.1(d), concurrently with such termination.

     (c) Shelby Williams and Falcon agree that the agreements contained in
Section 8.2(b) above are an integral part of the transactions contemplated by this Agreement. If Shelby

Williams fails to promptly pay to Falcon or Sub any fee due under such Section 8.2(b), Shelby Williams shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of [NAME OF BANK] from the date such fee was required to be paid. If Falcon receives any fee pursuant to Section 8.2(b), Falcon shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action against Shelby Williams or any of its affiliates, officers or directors based in whole or in part upon a breach of this Agreement by them or their receipt, consideration, negotiation, recommendation, or approval of a Takeover Proposal or the exercise by Shelby Williams of its right of termination under Section 8.1(d).

     SECTION 8.3 AMENDMENT OR SUPPLEMENT. Subject to applicable law, at any time
     -----------------------------------
before or after approval of the matters presented in connection with the Merger by the stockholders of Shelby Williams and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Shelby Williams and Falcon with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of Shelby Williams, no such amendment or supplement shall reduce the amount or change the form of the Merger Consideration, without further approval by the stockholders of Shelby Williams.

     SECTION 8.4 EXTENSION OF TIME, WAIVER, ETC. At any time prior to the
     ------------------------------------------
Effective Time, Shelby Williams and Falcon may to the extent legally allowed:
(a) extend the time for the performance of any of the obligations or acts of the other party; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Notwithstanding the foregoing, no failure or delay by Shelby Williams or Falcon in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed each of the parties.

                                  ARTICLE IX
                                 MISCELLANEOUS

     SECTION 9.1 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the
     ---------------------------------------------------------
representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for the agreements set forth in Article I and Article II, the provisions of
Section 6.5, Section 6.7, and Section 6.10 and this Article IX.

     SECTION 9.2 EXPENSES. Whether or not the Merger is consummated, all costs
     --------------------
and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, and the filing fee required in connection with the premerger notification under the HSR Act shall be paid by Falcon; provided, that if Falcon terminates this Agreement other than as permitted under Section 8.1, Falcon shall pay all reasonable and customary expenses actually incurred by Shelby Williams and its Subsidiaries in connection with the Offer, it being understood and agreed that such payment shall not be in lieu of any other remedy otherwise available to the Company as a result of such termination by Falcon.

     SECTION 9.3 COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in
     ---------------------------------------
two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

     SECTION 9.4 GOVERNING LAW. This Agreement shall be governed by and
     -------------------------
construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 9.5 NOTICES. All notices and other communications which are
     -------------------
required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted and the appropriate telecopy confirmation is received if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

                    To Shelby Williams:

                    Shelby Williams Industries, Inc.
                    11-111 Merchandise Mart
                    Chicago, Illinois 60654
                    Attention: Paul N. Steinfeld
                               Chairman of the Board and Chief Executive Officer
                    Telecopy:  (312) 527-3597

                    With a copy to:

                    D'Ancona & Pflaum LLC
                    111 East Wacker Drive, Suite 2800
                    Chicago, Illinois 60601-4205
                    Attention: Walter Roth, Esq.
                    Telecopy:  (312) 602-3000

                    To Falcon:

                    Falcon Products, Inc.
                    9387 Dielman Industrial Drive
                    St. Louis, Missouri 63132
                    Attention: Franklin A. Jacobs
                               Chairman and Chief Executive Officer
                    Telecopy:  (314) 991-9295

                    With a copy to:

                    Gallop, Johnson & Neuman, L.C.
                    101 S. Hanley, Suite 1600
                    St. Louis, Missouri 63105
                    Attention:  Robert H. Wexler, Esq.
                    Telecopy:   (314) 862-1219

or to such other address as either party may have specified in writing to the other using the procedures specified above in this Section 9.5.

     SECTION 9.6 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of
     --------------------------------------
the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     SECTION 9.7 SEVERABILITY. Any term or provision of this Agreement which is
     ------------------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     SECTION 9.8 ENFORCEMENT OF AGREEMENT. The parties hereto agree that money
     ------------------------------------
damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

     SECTION 9.9 MISCELLANEOUS. This Agreement:
     -------------------------

     (a) along with the Shelby Williams Confidentiality Agreement and Stockholder's Agreements constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof; and

     (b) except for the provisions of Section 6.5, Section 6.10, and Section
6.13 hereof, which shall be enforceable by the persons who are to benefit thereunder, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     SECTION 9.10 HEADINGS. Headings of the Articles and Sections of this
     ---------------------
Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     SECTION 9.11 CERTAIN DEFINED TERMS. References in this Agreement to
     ----------------------------------
"Subsidiaries" of Shelby Williams or Falcon shall mean any corporation or other form of legal entity of which more than 50% of the outstanding voting securities or ownership are on the date hereof directly or indirectly owned by Shelby Williams or Falcon, as the case may be. Shelby Williams's Disclosure Schedule contains a full and complete list of Shelby Williams's Subsidiaries as of the date hereof. References in this Agreement (except as specifically otherwise defined) to "affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise. References in the Agreement to "person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including, without limitation, a governmental body or authority. References to "Principal Stockholders" means each of Manfred Steinfeld and Paul
N. Steinfeld. References in this Agreement to "knowledge" mean the actual knowledge of any of Messrs. Manfred Steinfeld, Paul N. Steinfeld, Peter W. Barile, Robert P. Coulter, Sam Ferrell, Dennis E. Gurley, John McCalla, and Jeff O'Hara, in each case after due investigation.

     SECTION 9.12 FINDERS OR BROKERS. Except for Lazard Freres with respect to
     -------------------------------
Shelby Williams and Donaldson Lufkin & Jenrette Securities Corporation with respect to Falcon, neither Shelby Williams nor Falcon nor any Subsidiary of either of them has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                              SHELBY WILLIAMS INDUSTRIES, INC.



                              By:    /s/ Paul N. Steinfeld
                                     ----------------------------------
                              Name:  Paul N. Steinfeld
                              Title: Chairman of the Board and
                                     Chief Executive Officer


                              FALCON PRODUCTS, INC.



                              By:    /s/ Franklin A. Jacobs
                                     ----------------------------------
                              Name:  Franklin A. Jacobs
                              Title: Chairman and CEO



                              SY ACQUISITION, INC.



                              By:    /s/ Franklin A. Jacobs
                                     ----------------------------------
                              Name:  Franklin A. Jacobs
                              Title: President

                                    ANNEX A
                        CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Sub's rights to extend the Offer (subject to the provisions of the Merger Agreement), Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to other restrictions referred to above, the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any Shares, if (i) any applicable waiting period under the HSR Act has not expired or terminated prior to the expirations of the Offer, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of the Merger Agreement and before the time of acceptance of Shares for payment pursuant to the Offer, any of the follo wing events shall have occurred.

     (a) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Governmental Entity, to the Offer or the Merger that (i) prohibits or imposes any limitations on Falcon's or Sub's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a portion of their or Shelby Williams's businesses or assets, or to compel Falcon or Sub or their respective Subsidiaries and affiliates to dispose of or hold separate any portion of the business or assets of Shelby Williams or Falcon and their respective subsidiaries, which prohibition, limitation, disposition or hold separate obligation could reasonably be expected to have a Material Adverse Effect on Falcon and its Subsidiaries, (ii) restrains or prohibits the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Agreement, (iii) imposes material limitations on the ability of Sub, or renders Sub unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger or (iv) imposes material limitations on the ability of Sub or Falcon effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to Shelby Williams's stockholders;

     (b) (i) the Board of Directors of Shelby Williams (or any committee thereof) shall have withdrawn, modified or changed in any adverse manner to Falcon and Sub, or failed to reconfirm upon the request of Falcon, its approval or recommendation of the Offer, the Merger, or the Agreement, or shall have endorsed, approved or recommended any other Takeover Proposal or (ii) Shelby Williams shall have entered into any agreement with respect to any Superior Proposal in accordance with Section 8.1(d) of the Agreement;

     (c) the representations and warranties of Shelby Williams set forth in the Agreement shall not be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of the Agreement and as of the scheduled expiration of the Offer, and with respect to any representations or warranties not qualified by "Material Adverse Effect," unless the inaccuracies under such representations and warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Shelby Williams;

     (d)Shelby Williams shall have failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Agreement other than any failure which would not have, either individually or in the aggregate, a Material Adverse Effect on Shelby Williams;

     (e)the Agreement shall have been terminated by Shelby Williams or Falcon or Sub in accordance with its terms or Falcon or Sub shall have reached an agreement or understanding in writing with Shelby Williams providing for termination or amendment of the Offer or delay in payment for the Shares, which, in the reasonable judgment of Falcon and Sub, in any such case, and regardless of the circumstances giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares;

     (f) there shall have been an event, occurrence, development, or state of circumstances or facts that is reasonably likely to have a Material Adverse Effect on Shelby Williams; or

     (g) any Person or "group" (as defined in Section 13(d)(3) of the Exchange
Act), other than Falcon, Sub, any affiliate of either of them, or any group of which any of them is a member, shall have acquired or commenced a tender or exchange offer to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Shares; or

     (h) there shall have occurred and be continuing (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc., or any material disruption or material adverse change in the financial or capital markets generally or for syndicated bank credits or high yield securities similar to those of the Senior Facilities or Bridge Notes referred to in the Commitment Letter, (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and having had or being reasonably likely to have a Material Adverse Effect or would restrain, prohibit or delay beyond the Final Termination Date the consummation of the Offer, or (4) in the case of any of the situations described in clauses (1) through (3) inclusive existing at the date of this Agreement, a material acceleration, escalation or worsening thereof.

     The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Falcon and Sub and, subject to the Merger Agreement, may be asserted by Falcon or Sub regardless of the circumstances giving rise to such condition or may be waived by Falcon or Sub in whole or in part at any time and from time to time in its sole discretion. The failure by Falcon or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                       2